EXHIBIT 4.3

MYKONOS SOFTWARE, INC.

2010 STOCK PLAN

As amended and restated February 13, 2012

1. Purposes of the Plan. The purposes of this Amended and Restated 2010 Stock Plan are to attract and retain the best available personnel for positions of substantial responsibility, to provide additional incentive to Employees and Consultants and to promote the success of the Company’s business. The Plan provides for the grant of Restricted Stock Units and for the grant of Options to purchase Shares. Options granted under the Plan may be Incentive Stock Options or Nonstatutory Stock Options, as determined by the Administrator at the time of grant. Incentive Stock Options are subject to the applicable provisions of Section 422 of the Code and the regulations and interpretations promulgated thereunder.

2. Definitions. As used herein, the following definitions shall apply:

(a) “Administrator” means the Board or its Committee appointed pursuant to Section 4 of the Plan.

(b) “Affiliate” means any entity in which the Company directly or indirectly has a controlling interest such that the Company qualifies as an eligible issuer of service recipient stock, within the meaning of Treasury Regulation section 1.409A-1(b)(5)(iii)(E), with respect to service providers of such entity.

(c) “Applicable Laws” means the legal requirements relating to the administration of stock option plans, including under applicable U.S. state corporate laws, U.S. federal and applicable state securities laws, other U.S. federal and state laws, the Code, any Stock Exchange rules or regulations and the applicable laws, rules and regulations of any other country or jurisdiction where Options or Restricted Stock Units are granted under the Plan, as such laws, rules, regulations and requirements shall be in place from time to time.

(d) “Board” means the Board of Directors of the Company.

(e) “Cause” for termination of a Participant’s Continuous Service Status will exist if the Participant is terminated by the Company for any of the following reasons: (i) Participant’s willful and egregious refusal to perform his or her material duties and responsibilities to the Company or willful and egregious violation of a material Company policy, in each case that has caused or is reasonably expected to result in material injury to the Company; (ii) Participant’s commission of any act of fraud, embezzlement, dishonesty or any other willful misconduct that has caused or is reasonably expected to result in material injury to the Company; (iii) unauthorized use or disclosure by Participant of any proprietary information or trade secrets of the Company or any other party to whom the Participant owes an obligation of nondisclosure as a result of his or her relationship with the Company; or (iv) Participant’s willful breach of any of his or her obligations under any written agreement or covenant with the Company. The determination as to whether a Participant is being terminated for Cause shall be made in good faith by the Company and shall be final and binding on the Participant. The foregoing definition does not in any way limit the Company’s ability to terminate a Participant’s employment or consulting relationship at any time, and the term “Company” will be interpreted to include any Subsidiary or Affiliate, as appropriate.

(f) “Change of Control” means (i) a sale of all or substantially all of the Company’s assets to a “person” (as that term is used in Section 13(d) or 14(d)(2) of the Exchange Act) other than a Related Party, (ii) any merger, consolidation or other business combination transaction of the Company with or into another corporation, entity or person, other than a transaction in which the holders of at least a majority of the shares of voting capital stock of the Company outstanding immediately prior to such transaction continue to directly or indirectly hold (either by such shares remaining outstanding or by their being converted into shares of voting capital stock of the surviving entity) a majority of the total voting power represented by the shares of voting capital stock of the Company (or the surviving entity) outstanding immediately after such transaction; (iii) any “person” (as that term is used in Section 13(d) or 14(d)(2) of the Exchange Act), other than a Related Party, becomes a beneficial owner directly or indirectly of securities of the Company representing 51% or more of the combined voting power of the Company’s voting stock, or (iv) the consummation of an initial public offering of the Company’s securities.

(g) “Code” means the Internal Revenue Code of 1986, as amended.

(h) “Committee” means one or more committees or subcommittees of the Board appointed by the Board from its members to administer the Plan in accordance with Section 4 below.

(i) “Common Stock” means the Common Stock of the Company, $.001 par value per share.

(j) “Company” means Mykonos Software, Inc., a Delaware corporation and any successor.

(k) “Consultant” means any person, including an advisor, who is engaged by the Company or any Subsidiary or Affiliate to render services and is compensated for such services, and any director of the Company whether compensated for such services or not.

(l) “Continuous Service Status” means the absence of any interruption or termination of service as an Employee or Consultant. Continuous Service Status as an Employee or Consultant shall not be considered interrupted in the case of: (i) sick leave; (ii) military leave; (iii) any other leave of absence approved by the Administrator, provided that such leave is for a period of not more than ninety (90) days, unless reemployment upon the expiration of such leave is guaranteed by contract or statute, or unless provided otherwise pursuant to Company policy adopted from time to time; or (iv) in the case of transfers between locations of the Company or between the Company, its Subsidiaries and Affiliates. A change in status from an Employee to a Consultant or from a Consultant to an Employee, in each case without interruption, will not constitute an interruption of Continuous Service Status. If a Participant is employed by an Affiliate or Subsidiary that ceases to be an Affiliate or Subsidiary, the Participant’s Continuous Service Status shall end on the date the entity ceases to be an Affiliate or Subsidiary.

(m) “Director” means a member of the Board.

(n) “Employee” means any person employed by the Company or any Subsidiary or Affiliate, with the status of employment determined based upon such factors as are deemed appropriate by the Administrator in its discretion, subject to any requirements of the Code or the Applicable Laws. The payment by the Company of a director’s fee to a Director shall not be sufficient to constitute “employment” of such Director by the Company.

(o) “Exchange Act” means the Securities Exchange Act of 1934, as amended.

(p) “Fair Market Value” means, as of any date, the fair market value of the Common Stock, as determined by the Administrator in good faith on such basis as it deems appropriate and applied consistently with respect to Participants. Fair market value shall be determined consistent with the requirements of Code Section 409A and the regulations issued thereunder so that Options granted hereunder are exempt from Code Section 409A.

(q) “Holder” shall mean a person who holds a Restricted Stock Unit award

(r) “Incentive Stock Option” means an Option intended to qualify as an incentive stock option within the meaning of Section 422 of the Code, as designated in the applicable Option Agreement.

(s) “Listed Security” means any security of the Company that is listed or approved for listing on a national securities exchange or designated or approved for designation as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc.

(t) “Nonstatutory Stock Option” means an Option not intended to qualify as an Incentive Stock Option, as designated in the applicable Option Agreement.

(u) “Option” means a stock option granted pursuant to the Plan.

(v) “Option Agreement” means a written document, the form(s) of which shall be approved from time to time by the Administrator, reflecting the terms of an Option granted under the Plan and includes any documents attached to or incorporated into such Option Agreement, including, but not limited to, a notice of stock option grant and a form of exercise notice.

(w) “Optioned Stock” means the Common Stock subject to an Option.

(x) “Optionee” means an Employee or Consultant who receives an Option.

(y) “Parent” means a “parent corporation,” whether now or hereafter existing, as defined in Section 424(e) of the Code, or any successor provision.

(z) “Participant” means any holder of one or more Options, or the Shares issuable or issued upon exercise of such awards, or any Holder under the Plan.

(aa) “Plan” means this Amended and Restated 2010 Stock Plan.

(bb) “Restricted Stock Unit” shall mean a bookkeeping entry granted pursuant to Section 14 hereof representing an amount equivalent to one Share for purposes of determining the number of Shares subject to the award. Each Restricted Stock Unit represents an unfunded and unsecured obligation of the Company.

(cc) “Restricted Stock Unit Award Agreement” shall mean the written or electronic agreement setting forth the terms and provisions applicable to the Restricted Stock Unit award granted under the Plan. The Restricted Stock Unit Award Agreement is subject to the terms and conditions of the Plan.

(dd) “Related Party” includes (i) B. Thomas Golisano, David Koretz, Walter Turek, Gary Polisseni (either in his individual capacity or his capacity as trustee under the Polisseni Irrevocable Qualified Subchapter S Trust), or any of their family members, their relatives, their descendants, (ii) any trust set up for the benefit of B. Thomas Golisano, David Koretz, Walter Turek, Eugene Polisseni, Gary Polisseni or any of their family members, their relatives, or their descendants, or (iii) any entity directly or indirectly controlled by any person or trust described in (1) or (2).

(ee) “Rule 16b-3” means Rule 16b-3 promulgated under the Exchange Act, as amended from time to time, or any successor provision.

(ff) “Share” means a share of the Common Stock, as adjusted in accordance with Section 12 or Section 14 of the Plan, as applicable.

(gg) “Securities Act” means the Securities Act of 1933, as amended.

(hh) “Stock Exchange” means any stock exchange or consolidated stock price reporting system on which prices for the Common Stock are quoted at any given time.

(ii) “Subsidiary” means a “subsidiary corporation,” whether now or hereafter existing, as defined in Section 424(f) of the Code, or any successor provision.

(jj) “Ten Percent Holder” means a person within the meaning of Code Section 422 who owns stock representing more than ten percent (10%) of the voting power of all classes of stock of the Company or any Parent or Subsidiary.

3. Stock Subject to the Plan. Subject to the provisions of Section 12(a) of the Plan, the maximum aggregate number of Shares that are available in the aggregate for awards under the Plan is 2,475,000 Shares. The Shares may be authorized, but unissued, or treasury Shares. If an award should expire or become unexercisable for any reason without having been exercised in full, the unpurchased Shares that were subject thereto shall become available for future grant under the Plan.

4. Administration of the Plan.

(a) General. The Plan shall be administered by the Board or a Committee, or a combination thereof, as determined by the Board. The Plan may be administered by different administrative bodies with respect to different classes of Participants and, if permitted by the Applicable Laws, the Board may authorize one or more officers to make awards under the Plan.

The Board may also delegate to the Chief Executive Officer of the Company (the “CEO”) or to the President of the Company (the “President”) the authority to grant Options to newly hired employees of the Company pursuant to the following procedures:

(i) Any delegation of authority to the CEO or President shall survive for only six months from the date the Board approves such delegation (the “Approved Period”).

(ii) Each delegation of authority to the CEO or President shall specifically set forth the aggregate number of shares of Common Stock available for awards of Options during the Approved Period.

(iii) The exercise price under each Option shall equal the Fair Market Value of the Shares at the time such Option is granted. The Chief Financial Officer of the Company (the “CFO”), or, if none shall have been elected, the Controller of the Company (the “Controller”) shall make a determination of the Fair Market Value of the Shares at the time such option is granted.

(iv) Immediately after the CEO or President makes an award to a newly hired employee, the CFO (or Controller, as the case may be) shall submit to the Board a certificate (a “Certificate of Value”), signed by the CFO (or Controller, as the case may be), that sets forth the number of Shares subject to the Option, the CFO’s (or Controller’s, as the case may be) determination of the Fair Market Value of the Shares at the time such Option was granted, and a summary of the criteria and factors used by the CFO (or Controller, as the case may be) in making the Fair Market Value determination. Each Certificate of Value shall be maintained with the minutes of the meetings of the Board.

(v) In making any award of Options during the Approved Period, the CEO or the President shall have the authority of the Administrator under Section 4 to determine the terms and conditions of the Option, which shall be evidenced by the Option Agreement.

(b) Committee Composition. If a Committee has been appointed pursuant to this Section 4, such Committee shall continue to serve in its designated capacity until otherwise directed by the Board. From time to time the Board may increase the size of any Committee and appoint additional members thereof, remove members (with or without cause) and appoint new members in substitution therefor, fill vacancies (however caused) and remove all members of a Committee and thereafter directly administer the Plan, all to the extent permitted by the Applicable Laws and, in the case of a Committee administering the Plan in accordance with the requirements of Rule 16b-3 or Section 162(m) of the Code, to the extent permitted or required by such provisions. The Committee shall in all events conform to any requirements of the Applicable Laws.

(c) Powers of the Administrator. Subject to the provisions of the Plan and in the case of a Committee, the specific duties delegated by the Board to such Committee, the Administrator shall have the authority, in its discretion:

(i) to determine the Fair Market Value of the Common Stock, in accordance with Section 2(p) of the Plan, provided that such determination shall be applied consistently with respect to Participants under the Plan;

(ii) to select the Employees and Consultants to whom Plan awards may from time to time be granted;

(iii) to determine whether and to what extent Plan awards are granted;

(iv) to determine the number of Shares of Common Stock to be covered by each award granted;

(v) to establish the terms and conditions and approve the form(s) of agreement(s) used under the Plan;

(vi) to determine the terms and conditions, not inconsistent with the terms of the Plan, of any award granted hereunder, which terms and conditions include but are not limited to the exercise or purchase price, the time or times when awards may be exercised (which may be based on performance criteria), any vesting acceleration or waiver of forfeiture restrictions, and any restriction or limitation regarding any Option or Restricted Stock Unit based in each case on such factors as the Administrator, in its sole discretion, shall determine;

(vii) to determine whether and under what circumstances an Option may be settled in Common Stock under Section 8(b) instead of cash;

(viii) to grant an award in substitution for an award granted under another stock incentive plan of the Company or an Affiliate;

(ix) to establish, amend, or waive rules and regulations for the Plan’s administration, and amend the terms and conditions of any outstanding Option Agreement or Restricted Stock Unit Award Agreement;

(x) to construe and interpret the terms of the Plan and awards granted under the Plan, which constructions, interpretations and decisions shall be final and binding on all Participants; and

(xi) in order to fulfill the purposes of the Plan and without amending the Plan, to modify grants of Options to Participants who are foreign nationals or employed outside of the United States in order to recognize differences in local law, tax policies or customs.

The Administrator shall not be liable for any action taken or decision made in good faith relating to the Plan or any award granted hereunder.

5. Eligibility.

(a) Recipients of Grants. Nonstatutory Stock Options and Restricted Stock Units may be granted to Employees and Consultants. Incentive Stock Options may be granted only to individuals who qualify as Employees under Code Section 422.

(b) Type of Option. Each Option shall be designated in the Option Agreement as either an Incentive Stock Option or a Nonstatutory Stock Option.

(c) ISO $100,000 Limitation. Notwithstanding any designation under Section 5(b), to the extent that the aggregate Fair Market Value of Shares with respect to which Options designated as Incentive Stock Options are exercisable for the first time by any Optionee during any calendar year (under all plans of the Company or any Parent or Subsidiary) exceeds $100,000, such excess Options shall be treated as Nonstatutory Stock Options. For purposes of this Section 5(c), Incentive Stock Options shall be taken into account in the order in which they were granted, and the Fair Market Value of the Shares subject to an Incentive Stock Option shall be determined as of the date of the grant of such Option.

(d) No Employment Rights. The Plan shall not confer upon any Participant any right with respect to continuation of an employment or consulting relationship with the Company, nor shall it interfere in any way with such Participant’s right or the Company’s right to terminate the employment or consulting relationship at any time for any reason.

6. Term of Plan. The Plan shall become effective upon its adoption by the Board of Directors. It shall continue in effect for a term of ten (10) years unless sooner terminated under Section 14 of the Plan.

7. Term of Option. The term of each Option shall be the term stated in the Option Agreement; provided that the term shall be no more than ten (10) years from the date of grant thereof or such shorter term as may be provided in the Option Agreement and provided further that, in the case of an Incentive Stock Option granted to a person who at the time of such grant is a Ten Percent Holder, the term of the Option shall be five (5) years from the date of grant thereof or such shorter term as may be provided in the Option Agreement.

8. Option Exercise Price and Consideration.

(a) Exercise Price. The per Share exercise price for the Shares to be issued pursuant to exercise of an Option shall be such price as is determined by the Administrator and set forth in the Option Agreement, but shall be subject to the following:

(i) In the case of an Incentive Stock Option

(A) granted to an Employee who at the time of grant is a Ten Percent Holder, the per Share exercise price shall be no less than 110% of the Fair Market Value per Share on the date of grant; or

(B) granted to any other Employee, the per Share exercise price shall be no less than 100% of the Fair Market Value per Share on the date of grant.

(ii) In the case of a Nonstatutory Stock Option, the per Share exercise price shall be no less than 100% of the Fair Market Value per Share on the date of grant.

(b) Permissible Consideration. The consideration to be paid for the Shares to be issued upon exercise of an Option, including the method of payment, shall be determined by the Administrator (and, in the case of an Incentive Stock Option, shall be determined at the time of grant) and may include payment: (a) in cash or its equivalent; or (b) by tendering previously acquired Shares having an aggregate Fair Market Value at the time of exercise equal to the total Option price; or (c) by a combination of (a) and (b); or (d) any other method approved by the Committee in its sole discretion. The tendering of previously acquired shares may be done through attestation. No fractional shares may be tendered or accepted in payment of the Option Price. In the event the Shares become Listed Securities, the Administrator may permit cashless exercises pursuant to Federal Reserve Board’s Regulation T, subject to applicable securities law restrictions, or by any other means which the Committee determines to be consistent with the Plan’s purpose and applicable law.

9. Exercise of Option.

(a) General.

(i) Exercisability. Any Option granted hereunder shall be exercisable at such times and under such conditions as determined by the Administrator, consistent with the term of the Plan and reflected in the Option Agreement, including vesting requirements and/or performance criteria with respect to the Company and/or the Optionee.

(ii) Leave of Absence. The Administrator shall have the discretion to determine whether and to what extent the vesting of Options shall be tolled during any unpaid leave of absence; provided, however, that in the absence of such determination, vesting of Options shall be tolled during any such unpaid leave (unless otherwise required by the Applicable Laws). In the event of military leave, vesting shall toll during any unpaid portion of such leave, provided that, upon a Participant’s returning from military leave (under conditions that would entitle him or her to protection upon such return under the Uniform Services Employment and Reemployment Rights Act), he or she shall be given vesting credit with respect to Options to the same extent as would have applied had the Participant continued to provide services to the Company throughout the leave on the same terms as he or she was providing services immediately prior to such leave.

(iii) Minimum Exercise Requirements. The Administrator may require that an Option be exercised as to a minimum number of Shares, provided that such requirement shall not prevent an Optionee from exercising the full number of Shares as to which the Option is then exercisable.

(iv) Procedures for and Results of Exercise. An Option shall be deemed exercised when written notice of such exercise has been given to the Company in accordance with the terms of the Option by the person entitled to exercise the Option and the Company has received full payment for the Shares with respect to which the Option is exercised. Full payment may, as authorized by the Administrator, consist of any consideration and method of payment allowable under Section 8(b) of the Plan, provided that the Administrator may, in its sole discretion, refuse to accept any form of consideration at the time of any Option exercise.

Exercise of an Option in any manner shall result in a decrease in the number of Shares that thereafter may be available, both for purposes of the Plan and for sale under the Option, by the number of Shares as to which the Option is exercised.

(v) Rights as Stockholder. Until the issuance of the Shares (as evidenced by the appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company), no right to vote or receive dividends or any other rights as a stockholder shall exist with respect to the Optioned Stock, notwithstanding the exercise of the Option. No adjustment will be made for a dividend or other right for which the record date is prior to the date the stock certificate is issued, except as provided in Section 12 of the Plan.

(b) Termination of Employment or Consulting Relationship. Except as otherwise set forth in this Section 9(b), the Administrator shall establish and set forth in the applicable Option Agreement the terms and conditions upon which an Option shall remain exercisable, if at all, following termination of an Optionee’s Continuous Service Status, which provisions may be waived or modified by the Administrator at any time. Unless the Administrator otherwise provides in the Option Agreement, to the extent that the Optionee is not vested in Optioned Stock at the date of termination of his or her Continuous Service Status, or if the Optionee (or other person entitled to exercise the Option) does not exercise the Option to the extent so entitled within the time specified in the Option Agreement or below (as applicable), the Option shall terminate and the Optioned Stock underlying the unexercised portion of the Option shall revert to the Plan. In no event may any Option be exercised after the expiration of the Option term as set forth in the Option Agreement (and subject to Section 7).

The following provisions shall (1) apply to the extent an Option Agreement does not specify the terms and conditions upon which an Option shall terminate upon termination of an Optionee’s Continuous Service Status, and (2) establish the minimum post-termination exercise periods that may be set forth in an Option Agreement:

(i) Termination other than Upon Disability or Death or for Cause. In the event of termination of Optionee’s Continuous Service Status other than under the circumstances set forth in subsections (ii) through (iv) below, such Optionee may exercise an Option for 30 days following such termination to the extent the Optionee was vested in the Optioned Stock as of the date of such termination.

(ii) Disability of Optionee. In the event of termination of an Optionee’s Continuous Service Status as a result of his or her disability (within the meaning of Section 22(e)(3) of the Code), such Optionee may exercise an Option at any time within 6 months following such termination to the extent the Optionee was vested in the Optioned Stock as of the date of such termination.

(iii) Death of Optionee. In the event of the death of an Optionee during the period of Continuous Service Status since the date of grant of the Option, the Option may be exercised by Optionee’s estate or by a person who acquired the right to exercise the Option by bequest or inheritance at any time within 6 months following the date of death, but only to the extent the Optionee was vested in the Optioned Stock as of the date of death or, if earlier, the date the Optionee’s Continuous Service Status terminated.

(iv) Termination for Cause. In the event of termination of an Optionee’s Continuous Service Status for Cause, any Option (including any exercisable portion thereof) held by such Optionee shall immediately terminate in its entirety upon first notification to the Optionee of termination of the Optionee’s Continuous Service Status. If an Optionee’s employment or consulting relationship with the Company is suspended pending an investigation of whether the Optionee shall be terminated for Cause, all the Optionee’s rights under any Option likewise shall be suspended during the investigation period and the Optionee shall have no right to exercise any Option. The Administrator shall have authority to effect such procedures and take such actions as are necessary to carry out the legal intent of this Section 9(b)(iv), including such procedures and actions as are required to cause the Optionee to return to the Company Shares purchased under the Option that have been purchased or that vested within six months of the events giving rise to the for-Cause termination of the Optionee’s Continuous Service Status and, if such Shares have been transferred by the Optionee, to remit to the Company the value of such transferred Shares.

10. Taxes.

As a condition of the grant, vesting or exercise of an Option granted under the Plan, the Participant (or in the case of the Participant’s death, the person exercising the Option) shall make such arrangements as the Administrator may require for the satisfaction of any applicable federal, state, local or foreign withholding tax obligations that may arise in connection with such grant, vesting or exercise of the Option or the issuance of Shares. The Company shall not be required to issue any Shares under the Plan until such obligations are satisfied. The Company shall have the power and the right to deduct or withhold, or require a Participant to remit to the Company, an amount sufficient to satisfy the statutory minimum federal, state, and local taxes, domestic or foreign, required by law or regulation to be withheld with respect to any taxable event arising as a result of this Plan. The Participant may satisfy, totally or in part, his obligations pursuant to this Section by electing to have Shares withheld, to redeliver Shares acquired under an Option, or to deliver previously owned Shares, provided that the election is made in writing on or prior to the date of the Option exercise. Any election made under this Section shall be irrevocable by the Participant and may be disapproved by the Committee at any time in its sole discretion. If an election is disapproved by the Committee, the Participant must satisfy his obligations pursuant to this paragraph in cash.

11. Non-Transferability of Options.

No Incentive Stock Option granted under the Plan may be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated, other than by will or by the laws of descent and distribution. Further, all Incentive Stock Options granted to a Participant under the Plan shall be exercisable during his or her lifetime only by such Participant.

Except as otherwise provided in a Participant’s Option Agreement, no Nonstatutory Stock Option may be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated, other than by will or by the laws of descent and distribution. Further, except as otherwise provided in a Participant’s Option Agreement, all Nonstatutory Stock Options granted to a Participant shall be exercisable during his or her lifetime only by such Participant or such Participant’s legal representative.

12. Adjustments Upon Changes in Capitalization, Merger or Certain Other Transactions.

(a) Changes in Capitalization. Subject to any action required under Applicable Laws by the stockholders of the Company, the number of Shares of Common Stock covered by each outstanding award, and the number of Shares of Common Stock that have been authorized for issuance under the Plan but as to which no awards have yet been granted or that have been returned to the Plan upon cancellation or expiration of an award, as well as the price per Share of Common Stock covered by each such outstanding award, shall be proportionately adjusted for any increase or decrease in the number of issued Shares of Common Stock resulting from a stock split, reverse stock split, stock dividend, combination, recapitalization or reclassification of the Common Stock, or any other increase or decrease in the number of issued Shares of Common Stock effected without receipt of consideration by the Company; provided, however, that conversion of any convertible securities of the Company shall not be deemed to have been “effected without receipt of consideration.” The Administrator shall make such adjustment so that the Options remain exempt from the requirements of Code Section 409A, and the Administrator’s adjustments shall be final, binding and conclusive. Except as expressly provided herein, no issuance by the Company of shares of stock of any class, or securities convertible into shares of stock of any class, shall affect, and no adjustment by reason thereof shall be made with respect to, the number or price of Shares of Common Stock subject to an award.

(b) Dissolution or Liquidation. In the event of the dissolution or liquidation of the Company, each Option will terminate immediately prior to the consummation of such action, unless otherwise determined by the Administrator.

(c) Change of Control. In the event of a Change of Control, the Board or Committee may, in its discretion, (1) provide for the assumption or substitution of, or adjustment to, each outstanding Option by the successor corporation or a parent or subsidiary of the successor corporation (the “Successor Corporation”); and/or (2) provide for termination of Options as a result of the Change of Control on such terms and conditions as it deems appropriate, including providing for the cancellation of Options for a cash payment to the Participant. The Board or Committee need not provide for identical treatment of each outstanding award.

Notwithstanding the above, and unless otherwise provided in the Option Agreement, in the event of a Change of Control and irrespective of whether outstanding awards are being assumed, substituted or terminated in connection with the transaction, the vesting and exercisability of each outstanding Option shall accelerate such that the Options shall become fully vested and exercisable effective immediately prior to the Change of Control. To the extent that an Option is not exercised prior to consummation of a Change of Control in which the Option is not being assumed or substituted, such Option shall terminate upon such consummation provided that the Administrator shall notify the Optionee or holder of such fact at least five (5) days prior to the date on which the Option terminates and provide the Participant with a reasonable opportunity to exercise the Option.

For purposes of this Section 12(c), an Option shall be considered assumed, without limitation, if, at the time of issuance of the stock or other consideration upon a Change of Control, as the case may be, each holder of an Option would be entitled to receive upon exercise of the award the same number and kind of shares of stock or the same amount of property, cash or securities as such holder would have been entitled to receive upon the occurrence of the transaction if the holder had been, immediately prior to such transaction, the holder of the number of Shares of Common Stock covered by the award at such time (after giving effect to any adjustments in the number of Shares covered by the Option as provided for in this Section 12); provided that if such consideration received in the transaction is not solely common stock of the Successor Corporation, the Administrator may, with the consent of the Successor Corporation, provide for the consideration to be received upon exercise of the award to be solely common stock of the Successor Corporation equal to the Fair Market Value of the per Share consideration received by holders of Common Stock in the transaction.

13. Time of Granting Options. The date of grant of an Option shall, for all purposes, be the date on which the Administrator makes the determination granting such Option, or such other date as is determined by the Administrator, provided that the grant date shall be the later of the date on which the Administrator makes the determination granting such Option or the date of commencement of the Optionee’s employment relationship with the Company. Notice of the determination shall be given to each Employee or Consultant to whom an Option is so granted within a reasonable time after the date of such grant.

14. Restricted Stock Units.

(a) Grant. Restricted Stock Units may be granted at any time and from time to time as determined by the Administrator. After the Administrator determines that it will grant Restricted Stock Units under the Plan, it shall advise the Holder in writing or electronically of the terms, conditions, and restrictions related to the grant, including the number of Restricted Stock Units and the form of payout, which may be left to the discretion of the Administrator.

(b) Vesting Criteria and Other Terms. The Administrator shall set vesting criteria in its discretion, which, depending on the extent to which the criteria are met, will determine the number of Restricted Stock Units that will be paid out to the Holder. The Administrator may set vesting criteria based upon the achievement of Company-wide, business unit, or individual goals (including, but not limited to, continued employment), or any other basis determined by the Administrator in its discretion.

(c) Earning Restricted Stock Units. Upon meeting the applicable vesting criteria, the Holder shall be entitled to receive a payout as specified in the Restricted Stock Unit Award Agreement. Notwithstanding the foregoing, at any time after the grant of Restricted Stock Units, the Administrator, in its sole discretion, may reduce or waive any vesting criteria that must be met to receive a payout.

(d) Form and Timing of Payment. Payment of earned Restricted Stock Units shall be made as soon as practicable after the date(s) set forth in the Restricted Stock Unit Award Agreement. The Administrator, in its sole discretion, but only as specified in the Restricted Stock Unit Award Agreement, may pay earned Restricted Stock Units in cash, Shares, or a combination thereof. If the Restricted Stock Unit Award Agreement is silent as to the form of payment, payment of the Restricted Stock Units may only be in Shares.

(e) Cancellation. On the date set forth in the Restricted Stock Unit Award Agreement, all unearned Restricted Stock Units shall be forfeited to the Company.

(f) General Terms and Conditions. Notwithstanding anything to the contrary in the Plan, the following terms and conditions shall apply to the grant of Restricted Stock Units:

(i) Leaves of Absence. If as a condition to be granted an unpaid leave of absence by the Company, a Holder agrees that vesting shall be suspended during all or a portion of such leave of absence, (except as otherwise required by Applicable Laws) vesting of Restricted Stock Units granted hereunder shall cease during such agreed upon portion of the unpaid leave of absence and shall only recommence upon return to active service.

(ii) Part-Time Service. Unless otherwise required by applicable laws, if as a condition to being permitted to work on a less than full-time basis, the Holder agrees that any service-based vesting of Restricted Stock Units granted hereunder shall be extended on a proportionate basis in connection with such transition to a less than a full-time basis, vesting shall be adjusted in accordance with such agreement. Such vesting shall be proportionately re-adjusted prospectively in the event that the Holder subsequently becomes regularly scheduled to work additional hours of service.

(iii) Tax Withholding. When a Holder incurs tax liability in connection with the vesting or payout, as applicable, of an award, which tax liability is subject to tax withholding under applicable tax laws, and the Holder is obligated to pay the Company an amount required to be withheld under applicable tax laws, the Holder may satisfy the withholding tax obligation by electing to have the Company withhold from the Shares to be issued upon payout or vesting of the Restricted Stock Unit, if any, that number of Shares having a Fair Market Value equal to the amount required to be withheld. The Fair Market Value of the Shares to be withheld shall be determined on the date that the amount of tax to be withheld is to be determined (the “Tax Date”). All elections by a Holder to have Shares withheld for this purpose shall be made in writing in a form acceptable to the Administrator and shall be subject to the following restrictions: (x) the election must be made on or prior to the applicable Tax Date; and (y) all elections shall be subject to the consent or disapproval of the Administrator.

(iv) Adjustments. Subject to any required action by the shareholders of the Company, the number of shares of Common Stock covered by each outstanding award of Restricted Stock Units shall be proportionately adjusted for any increase or decrease in the number of issued shares of Common Stock resulting from a stock split, reverse stock split, stock dividend, combination or reclassification of the Common Stock, or any other increase or decrease in the number of issued shares of Stock effected without receipt of consideration by the Company; provided, however, that conversion of any convertible securities of the Company shall not be deemed to have been “effected without receipt of consideration.” Such adjustment shall be made by the Administrator, whose determination in that respect shall be final, binding and conclusive. Except as expressly provided herein, no issuance by the Company of shares of stock of any class, or securities convertible into shares of stock of any class, shall affect, and no adjustment by reason thereof shall be made with respect to, the number or price of shares of Common Stock subject to an award of Restricted Stock Units.

(v) Treatment of Restricted Stock Units in a Merger or Asset Sale. Notwithstanding anything to the contrary in the Plan, in the event of a merger of the Company with or into another corporation, or the sale of substantially all of the assets of the Company, each outstanding Restricted Stock Unit shall be assumed or an equivalent Restricted Stock Unit substituted by the successor corporation or a Parent or Subsidiary of the successor corporation. In the event that the successor corporation refuses to assume or substitute for the Restricted Stock Unit, the Holder shall fully vest in the Restricted Stock Unit which would not otherwise be vested. For the purposes of this paragraph, a Restricted Stock Unit shall be considered assumed if, following the merger or asset sale, the award confers the right to purchase or receive, for each Share subject to the award immediately prior to the merger or asset sale, the consideration (whether stock, cash, or other securities or property) received in the merger or asset sale by holders of the Company’s common stock for each Share held on the effective date of the transaction (and if holders were offered a choice of consideration, the type of consideration chosen by the holders of a majority of the outstanding Shares); provided, however, that if such consideration received in the merger or asset sale is not solely common stock of the successor corporation or its Parent, the Board or Administrator may, with the consent of the successor corporation, provide for the consideration to be received, for each Share and each unit/right to acquire a Share subject to the award to be solely common stock of the successor corporation or its Parent equal in fair market value to the per share consideration received by holders of the Company’s common stock in the merger or asset sale.

15. Amendment and Termination of the Plan.

(a) Authority to Amend or Terminate. The Board may at any time amend, alter, suspend or discontinue the Plan, but no amendment, alteration, suspension or discontinuation (other than an adjustment pursuant to Sections 12 or 14 above) shall be made that would materially and adversely affect the rights of any Optionee or Holder under any outstanding grant, without his or her consent. In addition, to the extent necessary and desirable to comply with the Applicable Laws, the Company shall obtain stockholder approval of any Plan amendment in such a manner and to such a degree as is required.

(b) Effect of Amendment or Termination. Except as to amendments which the Administrator has the authority under the Plan to make unilaterally, no amendment or termination of the Plan shall materially and adversely affect Options or Restricted Stock Units already granted, unless mutually agreed otherwise between the Optionee or Holder, as applicable, and the Administrator, which agreement must be in writing and signed by the Optionee or Holder, as applicable, and the Company.

16. Conditions Upon Issuance of Shares. Notwithstanding any other provision of the Plan or any agreement entered into by the Company pursuant to the Plan, the Company shall not be obligated, and shall have no liability for failure, to issue or deliver any Shares under the Plan unless such issuance or delivery would comply with the Applicable Laws, with such compliance determined by the Company in consultation with its legal counsel. As a condition to the exercise of an Option, the Company may require the person exercising the award to represent and warrant at the time of any such exercise that the Shares are being purchased only for investment and without any present intention to sell or distribute such Shares if, in the opinion of counsel for the Company, such a representation is required by law. Shares issued upon exercise or vesting of awards granted prior to the date on which the Common Stock becomes a Listed Security may be subject to a right of first refusal in favor of the Company pursuant to which the Participant will be required to offer Shares to the Company before selling or transferring them to any third party on such terms and subject to such conditions as are reflected in the applicable Option Agreement or Restricted Stock Unit Award Agreement. In addition, awards issued prior to the date on which the Common Stock becomes a Listed Security shall require the Participant to agree to a lock-up agreement in connection with public offerings of the Company’s stock that applies to all capital stock and rights to purchase capital stock of the Company held by the Participant.

17. Reservation of Shares. The Company, during the term of this Plan, will at all times reserve and keep available such number of Shares as shall be sufficient to satisfy the requirements of the Plan.

18. Agreements. Options shall be evidenced by Option Agreements in such form(s) and subject to such terms and conditions as the Administrator shall from time to time approve.

19. Stockholder Approval. Such stockholder approval shall be obtained in the manner and to the degree required under the Applicable Laws.

20. Compliance with Section 409A. It is intended that Options under this Plan are exempt from Code Section 409A and that Restricted Stock Units under this Plan will be designed and operated in such a manner that they are either exempt from the application of, or comply with, the requirements of Code Section 409A, except as otherwise determined in the sole discretion of the Administrator. The Plan shall be administered and interpreted in accordance with that intent. While the Company intends for Options to be exempt from Code Section 409A and for Restricted Stock Units to be exempt or comply with the requirements of Code Section 409A, neither the Company nor the Administrator shall be liable to any person for the tax consequences of any failure to be exempt from or comply with the requirements of Code Section 409A or any other tax consequences relating to Options or Restricted Stock Units under this Plan.

21. Governing Law. To the extent not inconsistent with the provisions of the Internal Revenue Code that relate to awards, this Plan and any award agreement adopted pursuant to it shall be construed under the laws of the State of California.

Dated as of February 12, 2012	MYKONOS SOFTWARE, INC.

Date of Shareholder Approval: February 13, 2012